Exhibit 16.1

Letter to the Securities and Exchange Commission from of AJSH & Co LLP, Chartered Accountants, regarding the matters disclosed in Item 4.01 of this Current Report on Form 8-K

Date March 16, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 2-549-7561

Re:	India Globalization Capital, Inc.
Commission File No. 001-32830

Ladies and Gentlemen:

We have read the statements of the India Globalization Capital, Inc. pertaining to our firm, AJSH & Co LLP, included in Item 4.01(a) of Form 8-K dated March 16, 2018 and we are in agreement with the statements contained in that document regarding our firm.

We hereby consent to the filing of this letter as an exhibit to the report on Form 8-K.

Very truly yours,

/s/ AJSH & Co LLP
AJSH & Co LLP
Chartered Accountants